Exhibit 99.1

MDU Communications Announces Former DIRECTV Executive Vice President Steve Cox and Venture Capital Firm Founder/Manager Carolyn Howard to Join Board of Directors

TOTOWA, NJ, July 21, 2005 - MDU Communications International, Inc. (OTCBB: MDTV), a leading end-to-end provider of DIRECTV® digital satellite television programming, high-speed Internet and other premium communication and information services to the residential multi-dwelling unit (“MDU”) market, is pleased to announce that effective immediately, Steven J. Cox and Carolyn C. Howard have accepted appointments to its Board of Directors. Mr. Cox brings over ten years of DIRECTV growth experience to the Company. Ms. Howard brings over twenty years of executive and financial market experience to the Company and will serve on its Audit Committee as the independent financial expert.

Steve Cox was most recently executive vice president of Sales, Distribution and Business Development for DIRECTV, Inc. In this position, he was responsible for overseeing all elements of DIRECTV’s sales and distribution strategy, including management of national and regional consumer electronics retailers, telephony partners, independent accounts and internal sales; execution of new sales programs; management of commercial and multi-dwelling unit (MDU) sales programs; and sales operations and support. Prior to overseeing the Sales and Distribution Division, Mr. Cox served as executive vice president of DIRECTV Global Digital Media and as senior vice president of New Ventures, where he was responsible for structuring and negotiating DIRECTV’s strategic partnerships, acquisitions and investments, as well as developing new business opportunities. Mr. Cox also oversaw the company's regulatory and legislative affairs and Signal Integrity unit. Mr. Cox joined DIRECTV in 1995 as vice president, Business Affairs and General Counsel, from his previous post as corporate counsel for Science Applications International Corporation (SAIC). His primary responsibilities at SAIC included acquisitions and divestitures, strategic alliances and joint ventures. Before joining SAIC, Mr. Cox was an associate with the law firm of Latham and Watkins.
Carolyn Howard has been employed by Howard Interests since 1987, a venture capital firm, of which she is a co-founder and manager. Prior to that Ms. Howard owned and managed a personnel and staffing firm and held a position in banking with a focus on Fannie Mae/Freddie Mac lending. Additionally, she has held positions with securities firms trading and covering institutional accounts. In 1992 through 1997, she acted as CEO and COO of one of New Hampshire’s largest food service and bottled water companies. In 1997, she sold the company to Vermont Pure Springs, Inc., a publicly traded company. Ms. Howard also sits on the board and chairs the audit committee of Video Display Corporation, (VIDE) a publicly traded company. In February 2005, she was named Treasurer to the Jaffrey Gilmore Foundation, a New Hampshire non-profit organization for the arts.